CODE OF ETHICS, PERSONAL TRADING,
AND INSIDER TRADING
I. CODE OF ETHICS AND PROFESSIONAL STANDARDS
As professional organizations serving the public in the area of asset management, all officers, directors, employees and, to the extent they meet the definition of “Access Persons” under Rule 204A-1 of the Investment Advisers Act of 1940 (the “Advisers Act”), contractors of CornerCap Investment Counsel, Inc. (the “Adviser”, and such persons, “CornerCap Personnel”), the CornerCap Fundametrics® Large-Cap ETF (the “ETF”), a series of the Trust for Advised Portfolios (“TAP”) and subject to the policies and procedures of TAP, and the CornerCap Small-Cap Value Fund (the “CornerCap Fund”), a series of Managed Portfolio Series (“MPS”) and subject to the policies and procedures of MPS (the CornerCap Fund and the ETF, collectively, the “Funds”, and such persons, “Funds Personnel”) must be guided in their actions by the highest ethical and professional standards and subscribe to this Code of Ethics and Professional Standards (this “Code”).
1.The Adviser and the Funds have adopted this Code as their code of ethics as required under the Advisers Act and the Investment Company Act of 1940 (the “Investment Company Act”).
2.All CornerCap and Funds Personnel must at all times reflect the professional standards expected of those engaged in the investment advisory business, and shall comply with all federal and state securities laws and regulations pertaining to investment advisers.
3.All CornerCap and Funds Personnel are required to report any known violation of this Code to the Funds’ and the Adviser’s chief compliance officer (the “Compliance Officer”) (as of December 2015, John Hackney).
4.At all times, the interest of the Adviser’s clients (including the Funds) has precedence over personal interests. This applies particularly in the case of purchases and sales of stocks and other securities that are owned, purchased or sold in our advisory and fiduciary accounts.
5.The Adviser and the Funds have adopted Insider Trader Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent the misuse of material non-public information by CornerCap or Funds Personnel. The Insider Trading Policies are a part of this Code of Ethics and Professional Standards.
6.The Adviser and the Funds have adopted Personal Trading Policies that set parameters for the establishment, maintenance and enforcement of policies and procedures to detect and prevent CornerCap Personnel from taking advantage of their fiduciary relationship with our clients. The Personal Trading Policies are a part of this Code of Ethics and Professional Standards.

7.CornerCap Personnel will not accept compensation of any sort for services from outside sources without the specific permission of the Adviser’s President.
8.When any CornerCap Personnel face a conflict between their personal interest and the interests of CornerCap clients, or when any Funds Personnel face a conflict between their personal interest and the interest of the Funds or their shareholders, he or she will report the conflict to the Compliance Officer for instruction regarding how to proceed.
8.The recommendations and actions of the Adviser and the Funds are confidential and private matters. Accordingly, it is the Adviser’s policy to prohibit, prior to general public release, the transmission, distribution or communication of any information regarding securities transactions of client accounts except to broker/dealers in the ordinary course of business. In addition, no information obtained during the course of employment regarding particular securities (including internal reports and recommendations) may be transmitted, distributed, or communicated to anyone who is not affiliated with the Adviser or the Funds, without the prior written approval of the Adviser’s President.
9.The policies and guidelines set forth in this Code must be adhered to by all CornerCap Personnel and Funds Personnel, as applicable. Severe disciplinary actions, including dismissal, may be imposed for violations of this Code.
10.On at least an annual basis, the Adviser will provide a written report (the “Code of Ethics Report”) to the board of directors of MPS (with respect to the CornerCap Fund) and TAP (with respect to the ETF) that: (a) describes any issues that have arisen under the Code since the last Code of Ethics Report, including, without limitation, information about material violations of the Code and the sanctions imposed for such violations; and (b) certifies that the Adviser and the applicable Fund have adopted procedures reasonably necessary to prevent CornerCap Personnel and Funds Personnel from violating the Code.
II. Prohibited Conduct
In connection with the direct or indirect purchase or sale of a security by a Fund, CornerCap Personnel and Funds Personnel will not:
1.Employ any device, scheme, or artifice to defraud the Fund;
2.Make any untrue statement of a material fact to the Fund or omit to state a material fact in order to make the statements made to the Fund, in light of the circumstances under which they are made, not misleading;
3.Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund; or

4.Engage in any manipulative practice with respect to the Fund.

III. INSIDER TRADING
A.OVERVIEW AND PURPOSE
The purpose of the policies and procedures in this Section (the “Insider Trading Policies”) is to detect and prevent “insider trading” by any person associated with the Adviser or the Funds. The term “insider trading” is not defined in the securities laws, but generally refers to the use of material, non-public information to trade in securities or the communication of material, non-public information to others.
B.GENERAL POLICY
1.    PROHIBITED ACTIVITIES
All CornerCap Personnel and Funds Personnel (including part-time personnel, as defined in Appendix E) are prohibited from the following activities:
a.trading or recommending trading in securities for any account (personal or client) while in possession of material, non-public information about the issuer of the securities; or
b.communicating material, non-public information about the issuer of any securities to any other person.
The activities described above are not only violations of these Insider Trading Policies, but also may be violations of applicable law.
2. REPORTING OF MATERIAL, NON-PUBLIC INFORMATION
Any CornerCap Personnel who possesses or believes that she/he may possess material, non-public information about any issuer of securities must report the matter immediately to the Compliance Officer. The Compliance Officer will review the matter and provide further instructions regarding appropriate handling of the information to the reporting individual.
C. MATERIAL INFORMATION, NON-PUBLIC INFORMATION, INSIDER TRADING AND INSIDERS
1. MATERIAL INFORMATION.
“Material information” generally includes:

a.any information that a reasonable investor would likely consider important in making his or her investment decision; or
b.any information that is reasonably certain to have a substantial effect on the price of a company’s securities.
Examples of material information include the following: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments.
2. NON-PUBLIC INFORMATION.
Information is “non-public” until it has been effectively communicated to the market and the market has had time to “absorb” the information. For example, information found in a report filed with the Securities and Exchange Commission, or appearing in the financial press, including The Wall Street Journal or other publications of general circulation, would be considered public.
3. INSIDER TRADING.
While the law concerning “insider trading” is not static, it generally prohibits: (1) trading by an insider while in possession of material, non-public information; (2) trading by non-insiders while in possession of material, nonpublic information, where the information was either disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; and (3) communicating material, non-public information to others.
4. INSIDERS.
The concept of “insider” is broad and includes all employees of a company. In addition, any person may be a temporary insider if she/he enters into a special, confidential relationship with a company in the conduct of a company’s affairs and as a result has access to information solely for the company’s purposes. Any person associated with the Adviser may become a temporary insider for a company it advises or for which it performs other services. Temporary insiders may also include the following: a company’s attorneys, accountants, consultants, bank lending officers and the employees of such organizations.
D. PENALTIES FOR INSIDER TRADING
The legal consequences for trading on or communicating material, non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he/she does not personally benefit from the violation. Penalties may include:
a.civil injunctions

b.jail sentences
c.revocation of applicable securities-related registrations and licenses
d.fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and
e.fines for the employee or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.
In addition, the Adviser’s management will impose serious sanctions on any person who violates the Insider Trading Policies. These sanctions may include suspension or dismissal of the person or persons involved.
IV. GENERAL PERSONAL TRADING POLICIES
A. GENERAL PRINCIPLES
The pre-clearance procedures, trading restrictions and reporting requirements in this Section III (the “Personal Trading Policies”) have been approved by the Compliance Officer. Transactions by covered persons (as defined in Section B below) in covered accounts, as each of these terms is defined below, must be conducted in accordance with the Personal Trading Policies. In the conduct of any and all personal securities transactions, all covered persons must act in accordance with the following general principles:
a.the interests of clients must be placed before personal interests at all times;
b.no covered person may take inappropriate advantage of his or her position; and
c.the Personal Trading Policies shall be followed in such a manner as to avoid any actual or potential conflict of interest or any abuse of a covered person’s position of trust and responsibility.
B. DEFINITIONS
1. COVERED PERSONS
Any supervised person of the Adviser or the Funds who has access to nonpublic information regarding any client’s purchase or sale of securities, is involved in making securities recommendations to clients, has access to such recommendations that are nonpublic, or is otherwise considered an “Access Person” (as such term is defined under Rule 204A-1 of the Advisers Act) is a “covered person” under the Personal Trading Policies. The Compliance Officer will maintain a list of covered persons of the Funds and the Adviser (e.g., officers, portfolio managers, and traders). For the avoidance of doubt, for so long as any Disinterested Trustee of the Funds does not have access to the investment recommendations of the Adviser (other than with respect to such Disinterested Trustee’s own account, if applicable), such Disinterested Trustee shall not be deemed a “covered person”.
2. COVERED ACCOUNTS
A “covered account” under the Personal Trading Policies is any account in which a covered person:
a.has a direct or indirect interest, including an account of a spouse, a minor child, a relative or a friend; or
b.has direct or indirect control over purchase or sale of securities.
3. ADDITIONAL DEFINITIONS
Additional definitions of terms used in the Personal Trading Policies are set forth in Appendix E.
C. RESTRICTIONS ON TRADING
1.PROHIBITED TRADING PERIOD
Trades in any security 7 calendar days before and 7 calendar days after any the Adviser trades or considers making a trade on behalf of a client’s account with respect to such security are prohibited. The Compliance Officer will determine which specific client accounts will be matched as to each covered person on a case-by-case basis.
2.EXEMPTIONS FROM THE PROHIBITED TRADING PERIOD The following are exemptions from the Prohibited Trading Period:
a.    De Minimis Exemption.
A pre-clearance request to trade 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization is not subject to the Prohibited Trading Period. A pre-clearance request to trade 250 or fewer shares of an issuer that has between $250 million and $1 billion in market capitalization is not subject to the Prohibited Trading Period. Such de minimis trading requests will be granted by the Compliance Officer subject to the other Restrictions on Trading and the following conditions:
1)De minimis exemption grants are only valid for 20 business days; and
2)Permission under the de minimis exemption may be granted for a particular security only once per covered person every 20 business days.
b. Same-Day Trade Exemption.

If a covered person requests to make a trade in the same security on the same day through the same broker as client accounts, the covered person’s trade may be made as part of an aggregated block trade with client accounts through the broker. These broker-specific blocks will be placed by the trader in a particular sequence that rotates on a per trade basis to ensure that, over time, no group of clients is disadvantaged by the timing of the executions. If the entire block order is not filled, then the trader will allocate the fills on a pro rata basis with covered person accounts receiving no shares or units (any excluded trades for covered persons will then be subject to the seven calendar day black-out period, unless they meet another exemption). When such trades are completed, the prices for each broker-specific block of trades will be separately averaged, and all accounts that traded through a particular broker will receive the same price. Commissions will be charged to each account (including covered accounts) in accordance with the broker’s policy; provided, however, that if the entire block receives a single commission then the commission shall be apportioned pro rata among all participating accounts.
3.RESTRICTED LIST SECURITIES
It is recognized that a covered person may from time to time have a special relationship with an issuer (such as being a director, officer, consultant, significant shareholder, receiving material, non-public information, etc. of an issuer). In such cases, the covered person must notify the Compliance Officer of that relationship. The Compliance Officer will review the relationship and will determine whether or not to place the securities of the issuer on a Restricted Securities List. Trades in any security on the Restricted Securities List maintained by the Compliance Officer are prohibited.
4.SHORT-TERM TRADING
Conducting an opposite trade in the same security within 60 days of a purchase or sale of a security is prohibited.
Note: Options trading is generally not subject to the 60-day Short-Term Trading restriction, but options trading may not be used to circumvent the 60-day Short-Term Trading restriction.
5.INITIAL PUBLIC OFFERINGS (IPOS)
Investing in IPOs is prohibited.
6. OPTIONS
Covered persons are prohibited from buying or selling an option for 7 calendar days before and 7 calendar days after a client account trades the same option or the underlying security.

7.SHORT SALES
Short sales of securities are prohibited.
8. CERTAIN PUBLIC COMPANY SECURITIES
Purchases of restricted securities issued by public companies are generally prohibited. However, an exception may be made if the Compliance Officer determines that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
9.PRIVATE PLACEMENTS AND HEDGE FUNDS
Purchase or sale of a security obtained through a private placement, including purchase of any interest in a hedge fund, requires approval by the Compliance Officer. Approval is contingent upon the Compliance Officer determining that the contemplated transaction will raise no actual, potential or apparent conflict of interest.
Note: If a covered person who owns a security in a private company knows that the company is about to engage in an IPO, she/he must disclose this information to the Compliance Officer.
10.INVESTMENT CLUBS
Participation in an investment club requires approval by the Compliance Officer. Pre-clearance may be granted on written request if the covered person’s participation does not create any actual, potential or apparent conflict of interest.
D. EXCEPTIONS TO THE PERSONAL TRADING POLICIES
1. EXEMPTIONS FOR CERTAIN TYPES OF SECURITIES AND RELATED INSTRUMENTS
Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by or reporting to the Compliance Officer:
a.Open-End Mutual Funds and Unit Investment Trusts (not closed-end mutual funds).
b.United States Government Securities (e.g., U.S. Treasury Bonds).
c. Money Market Instruments (e.g., bankers’ acceptances, Certificates of Deposit, and repurchase agreements).
2. REPORTING REQUIRED, BUT NO PRE-CLEARANCE REQUIRED
Transactions in covered accounts involving any of the following securities are not subject to any of the Prohibitions on Trading above and do not require pre-clearance by the Compliance Officer:

a.Purchases or sales of shares of any CornerCap Fund;
b.Automatic Dividend Reinvestment Purchases;
c.Receipt or exercise of rights and warrants issued by a company on a pro-rata basis to all holders of a class of security;
d.Futures or options in a stock market index, foreign currency, commodities, etc.;
e.Closed-end investment company securities; and
f.Variable annuities.
3. EXEMPTIONS FOR DELEGATED DISCRETION ACCOUNTS
Pre-clearance is not required on trades in a covered account over which a covered person has no discretion if:
a.the covered person provides to the Compliance Officer a copy of the written contract pursuant to which investment discretion for the account has been delegated in writing to a fiduciary;
b.the covered person certifies in writing that she/he has not and will not discuss potential investment decisions with the independent fiduciary; and
c.the covered person ensures that duplicate broker-dealer trade confirmations and monthly/quarterly statements of the discretionary account holdings are provided to the Compliance Officer.
4. CASE-BY-CASE EXEMPTIONS
Because no written policy can provide for every possible contingency, the Compliance Officer may consider granting additional exceptions to the Prohibitions on Trading on a case-by-case basis. Any request for such consideration must be submitted by the covered person in writing to the Compliance Officer. Exceptions will only be granted in those cases in which the Compliance Officer, subject to the oversight of the President or designee, determines that granting the request will create no actual, potential or apparent conflict of interest.
5. EXEMPTIONS FOR DISINTERESTED TRUSTEES
Consistent with the last sentence of Section B.1 above, any Trustee who is a Disinterested Trustee of the Funds need not make an initial holdings report under section F.1 of this Code of Ethics, and such Trustee need not make an annual holdings report under section F.2. of this Code of Ethics or a quarterly transaction report under sections F.3 and F.4 of this Code of Ethics, for so long as such Trustee does not have access to the Adviser’s investment recommendations for its clients (other than such Trustee, if applicable).

E. PRE-CLEARANCE PROCEDURES
The Adviser and the Funds have determined to require pre-clearance of personal trading by covered persons in covered accounts, subject to the exceptions outlined in Section D above. Accordingly, covered persons shall pre-clear trades in covered accounts by following the procedures below:
a.The covered person completes and submits a Pre-Clearance Request Form via the Adviser’s electronic platform, MyComplianceOffice Technologies (“MCT”). See the sample form in Exhibit A.
b.The Compliance Officer reviews and approves or rejects the request via the Schwab Compliance Technologies platform. In the case of exemptions outlined in D.1. above, approval is granted automatically after the request is submitted.
c.The notice of approval or denial is automatically emailed to the covered person.
d.The covered person must execute any approved trade no later than one trading day following the time-stamp reflected on the approved request.
F. REPORTING REQUIREMENTS
1. BROKERAGE ACCOUNTS AND SECURITIES HOLDINGS
Within 10 days of beginning employment or becoming a covered person, each covered person must provide view-only access to all brokerage accounts owned by the covered person, the covered person’s spouse or minor children, or any other person or entity in which the covered person may have a beneficial interest or derive a direct or indirect benefit. In addition, each covered person must allow access to all new accounts, opened subsequently, that meet these criteria. This requirement is fulfilled via the MCT platform. See the sample input page in Exhibit B.
The access provided via MCT will allow the Compliance Officer to review the following information as of the date of hire and ensure that the information is current within 45 days:
a.    The title, number of shares and principal amount of securities in which the covered person had any direct or indirect beneficial ownership when the person became a covered person;

b.    The name of any broker, dealer or bank with whom the Covered Person maintained an account in which any securities were held for the direct or indirect benefit of the covered person as of the date the person became an covered person; and
c.    The date that the information is submitted by the covered person.
2.ANNUAL UPDATE AND CERTIFICATIONS
Each covered person must file an annual account statement that reports the covered person’s accounts and securities holdings (list of brokerage accounts and securities in which the covered person has a direct or indirect beneficial interest as of December 31 including the information required under Section F(1) above) and execute a certification regarding compliance with the Personal Trading Policies and applicable laws by February 14 each year. This requirement is fulfilled via the MCT platform. See the sample input page in Exhibit C.
3.QUARTERLY TRADE CONFIRMATIONS
Each covered person must file or cause to be filed with the Compliance Officer a duplicate brokerage statement showing each trade conducted by the covered person within 30 days after the end of each calendar quarter. For any trade not shown on the brokerage statement, the covered person shall describe such trade on the PST Report (defined in F(4) below) within 30 days of the trade. This requirement is fulfilled via the MCT platform, but covered persons are still required to separately submit quarterly certifications through the MCT platform.
4.QUARTERLY TRANSACTION REPORTS
To the extent required by the SEC, each covered person must file or cause to be filed with the Compliance Officer a Quarterly Transaction Report (the “PST Report”) within 30 days after the end of each quarter. PST Reports shall include a list of the covered person’s purchases or sales of privately-issued securities during the quarter. These PST Reports shall contain:
a.the date of the transaction, the title and, as applicable, the interest rate and maturity date, number of shares and principal amount of each security involved; and
b.the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); and
c.the price of the security at which the transaction was effected; and
d.the name of the broker, dealer or bank (if any) with or through which the transaction was effected; and
e.the date the covered person submits the report.

The PST Report shall also provide the information required under Section F(1) above for any new accounts established by the covered person during the quarter. Notwithstanding the foregoing, a PST Report with respect to any trades set forth on a covered person’s brokerage statement is not required for any covered person if duplicates of the covered person’s brokerage statements under F(3) above are received by the Compliance Officer during the applicable quarter.
This requirement is fulfilled via MCT. See the sample input page in Exhibit D.
The Compliance Officer will review all reports created pursuant to Section F no later than ten business days within receipt of each such report to determine if there are any violations with this Code of Ethics.
5. Trade Reconciliations for Pre-Clearance Requests
The MCT software will reconcile trading activity with pre-clearance requests, and the CCO will review and address any potential violations or errors.
6. DELIVERY OF CODE OF ETHICS AND ACKNOWLEDGEMENT OF RECEIPT
All covered persons shall receive copies of this Code of Ethics and any amendments thereto at the beginning of employment and thereafter as material amendments are made to the Code of Ethics. Each covered person shall execute an acknowledgement of receipt of the Code of Ethics and any amendment thereto in the form attached as Exhibit C, as already described above.
G.COMPLIANCE OFFICER ACTIVITY
In cases where the Compliance Officer is the covered person for purposes of this Code of Ethics or the person whose conduct is at issue, the provisions of this Code of Ethics will be performed or enforced by the Compliance Officer’s designee, the Adviser’s Chief Executive Officer.
H.RETENTION OF RECORDS
The Adviser and the Funds must maintain all records required by Rule 204A under the Advisers Act and Rule 17j-1(f) under the Investment Company Act at their principal place of business, including:
a.A copy of each version of this Code that has been in effect within the past five years must be maintained in an easily accessible place;
b.A record of any violation of this Code and actions taken as a result of the violation must be maintained in an easily accessible place for a period of at least five years after the end of the fiscal year in which the violation occurred;

c.A copy of each acknowledgments upon receipt of this Code and certification to comply with this Code made by Adviser Personnel and Fund Personnel must be maintained for a period of at least five years after the end of the fiscal year in which such acknowledgement or certification was made (and in an easily accessible place for the first two years);
d.A list of all the Adviser Personnel and Fund Personnel who are, or within the past five years have been, covered persons subject to the trading restrictions of this Code and a list of the compliance personnel responsible for monitoring compliance with those trading restrictions, must be maintained in an easily accessible place;
e.A copy of each PST Report and other report submitted under Section F above must be maintained for at least five years after the end of the fiscal year in which the report is made (and in an easily accessible place for the first two years); and
f.A record of any decision, and the reasons supporting that decision, to approve the acquisition by Adviser Personnel or Funds Personnel of any investment in an IPO or limited offering, for at least five years after the end of the fiscal year in which the approval is granted.
I.    PENALTIES FOR VIOLATIONS
Covered persons who violate the Personal Trading Policies may be subject to sanctions, which may include, among other things, education or formal censure; a letter of admonition; disgorgement of profits; restrictions on such person’s personal securities transactions; fines, suspension, reassignment, demotion or termination of employment; or other significant remedial action. Determinations regarding appropriate disciplinary responses will be made and administered on a case-by-case basis.

EXHIBIT A
PERSONAL TRANSACTION PRE-CLEARANCE FORM

Pre-clearance Questions

1. Do you have material non-public information regarding this trade?
2. Is the security on CornerCap’s Restricted Securities List?
3. Does the proposed trade involve an options trade?
4.
If the proposed trade involves an option trade, has any client account traded the security (or, if an option, the underlying security) during the last 7 calendar days or does any client account plan to trade the security in the next 7 calendar days?
5. Does the proposed trade involve an Initial Public Offering (IPO)?
6. Does the proposed trade involve a short sale transaction?
7. Does the proposed trade involve the purchase of restricted shares of a public company?
8. Does the proposed transaction involve a private placement or hedge fund investment? (If YES, then please attach written detail regarding the company and the amount of your investment.)
9. Does the proposed transaction involve a participation in an investment club? (If YES, then please attach written detail regarding the company and the amount of your investment.)
10.
Does the proposed trade involve 1,000 or fewer shares of an issuer that has at least $1 billion in market capitalization; or 250 or fewer shares of an issuer that has between $20 million and $1 billion in market capitalization?
11.
If you would own a beneficial interest in more than 5% of the outstanding voting securities of the issuer after executing the requested transaction, then provide the Chief Compliance Officer wtih the total beneficial interest you will own in the company’s voting securities after this purchase.

EXHIBIT B
BROKERAGE ACCOUNTS AND SECURITY HOLDINGS

New Brokerage Account

Employee	[Name]
Account Title	[ex. My IRA account]
Brokerage	[ex. Schwab]
Account Number	[Please do not enter “ALL” in place of an account number. MCT will not recognize this as a valid account number.]
Managed Account	[Affirm that account owner has no influence over trades.]
Statement Frequency	[Monthly]

EXHIBIT C
ANNUAL UPDATE AND CERTIFICATIONS

Compliance Manual
I attest that I have read, understood, and agree to abide by CornerCap’s Code of Ethics. I will report any exceptions or issues concerning the Code of Ethics to my Supervisor or to the Chief Compliance Officer and I understand that failure to comply with the Code of Ethics may result in disciplinary action by the Firm or a regulating body.
<Link to Code of Ethics>

Code of Ethics
I attest that I have read, understood, and agree to abide by CornerCap’s Compliance Manual. I will report any exceptions or issues concerning the Compliance Manual to my Supervisor or to the Chief Compliance Officer and I understand that failure to comply with the Compliance Manual may result in disciplinary action by the Firm or a regulating body.
<Link to Compliance Manual>

Outside Business Activity	In accordance with CornerCap’s policy, employees must disclose Outside Business Activities. Are you currently engaged, or plan to be engaged, in any Outside Business Activities?

Personal Brokerage Account Disclosure
Personal Brokerage Accounts Reporting:
The Firm requires employees to disclose all Personal Accounts (i.e. brokerage or other securities account) in which you or your Immediate Family Members have (i) any direct or indirect Beneficial Ownership or (ii) exercise investment authority regardless of whether you or your Immediate Family Members have Beneficial Ownership interest in those accounts.
By responding to this request, you affirm that (i) you have provided all holdings as of the date of the report, either by placing your account(s) at Schwab, or by submitting a copy of your brokerage statement(s); and (ii) you have included all new accounts added since your last affirmation.
If you have previously disclosed Personal Brokerage Accounts to Compliance, including all brokerage accounts opened since your last certification:
Click <Link to REVIEW EXISTING> to review all Personal Accounts you have reported to Compliance on behalf of yourself and/or Immediate Family Members.
If you have not previously disclosed Personal Brokerage Accounts to Compliance:
Do you have any such Personal Accounts?

Private Investment
In accordance with CornerCap’s policy, all employees must disclose their involvement in any Private Securities Transactions to the Compliance Department.
Are you currently engaged, or plan to be engaged in any Private Securities Transactions?
“Private securities transactions” shall mean a passive investment, in any and all transactions in the securities of issuing entities which are not public, whether or not such transactions are negotiated directly with the issuer, including, but not limited to shares issued by private companies (including in Initial Public Offerings), interest in oil or gas ventures, real estate syndications, participations in tax shelters and other investment vehicles.

EXHIBIT D
QUARTERLY TRADE CONFIRMATIONS

Quarterly Transaction Disclosure
In accordance with Firm policy and regulatory requirements, employees are required to submit to Compliance a quarterly report of their personal securities transactions (“reportable securities”). Each employee is required to disclose their transactions or the fact that they have no transactions via this Affirmation at the time the person becomes an access person and no later than 30 days after the end of each calendar quarter, which must cover all reportable transactions during the quarter.
By responding to this request, you affirm that (i) you have provided all holdings as of the date of the report, either by placing your account(s) at Schwab, or by submitting a copy of your brokerage statement(s); and (ii) you have included all new accounts added since your last affirmation.
“Reportable Securities” include all securities except the following:
•Transactions and holdings in direct obligations of the U.S. government;
•Money market instruments, including bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements, and other high quality short-term debt instruments;
•Shares of money market funds;
•Transactions in shares of mutual funds, unless the adviser or a control affiliate of the adviser acts as the investment adviser or principal underwriter of the fund;
•Transactions in units of a unit investment trust as long as the trust is invested exclusively in unaffiliated mutual funds; and
•Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

APPENDIX E
DEFINITIONS FOR THE PERSONAL SECURITIES TRADING POLICIES

The definitions set forth below shall apply to the terms used in the Personal Securities Trading Policies.
1. “DISINTERESTED TRUSTEES”
Trustees of the Funds that are not “interested persons” (as defined in the Investment Company Act) of the Funds or the Adviser.
2.“PART-TIME PERSONNEL”
Employees of a business unit employed on a permanent basis, but obligated to work less than a full (i.e., forty-hour) work week.
3.“SECURITY”
Stock, notes, bonds, debentures and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments, such as options and warrants.